CONSULTING AGREEMENT BY AND BETWEEN
SILLENGER EXPLORATION CORP AND ALLAN P. JUHAS

This Consulting Agreement (“Agreement”) is between Sillenger Exploration, Inc. (“SILLENGER”), and Allan P. Juhas having a place of business as set forth below (“Contractor”).  This Agreement is effective as of May 07, 2010 (the “Effective Date”).

WHEREAS, SILLENGER and Contractor desire to create a consulting relationship in connection with certain services to be provided by Contractor to SILLENGER, as described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, agree as follows:

1.       Work and Compensation.  Contractor agrees to perform the work set forth in Exhibit A (“Statement of Work”) and to provide any work product resulting therefrom to SILLENGER.  Contractor will be paid compensation in the amount and at the times set forth in Exhibit B, subject to timely submission of any deliverables in accordance with the schedule in the applicable Statement of Work.  Unless other terms are set forth in Exhibit B, SILLENGER will pay Contractor for services within fifteen (15) days of the date of receipt of Contractor’s detailed invoice.  Contractor will provide SILLENGER with reasonable documentation and work description in connection with Contractor’s invoices, as requested by SILLENGER.

2.       Term.

2.1       Completion of Services. This Agreement will become effective on the Effective Date and will continue in effect until completion of the Statement of Work as set forth in Exhibit A or any subsequent Statements of Work as set forth in Section 2.2, unless terminated earlier as set forth in Section 7.1.

2.2       Subsequent Statements of Work.  Contractor and SILLENGER may from time to time execute subsequent Statements of Work in the form of Exhibit D, each of which will be deemed to be part of this Agreement upon the earlier of (a) the date of mutual execution of the subsequent Statement of Work or (b) the date when Contractor commences any work described on a subsequent Statement of Work that has been duly executed by SILLENGER.  To the extent any terms set forth on any subsequent Statement of Work conflict with the terms of this Agreement, the terms on the Statement of Work will prevail, but only with respect to the subject work described therein.

3.       Responsibilities. Contractor will perform and promptly complete the Statement of Work set forth in Exhibit A in a professional and timely manner consistent with industry standards at a location, place and time that Contractor deems appropriate.  Contractor, in his sole discretion, will determine the manner, method, details and means of performing work under a Statement of Work.  Except as otherwise indicated on Exhibit B attached hereto, Contractor will provide its own basic tools, but other materials, including communications equipment will be paid for by SILLENGER in performing work under the Statement of Work.

3.1       Acceptance or Rejection of Work.  Although much of the work that the Contractor will perform, will include providing geological information to subcontractors, drilling staff, potential strategic partners and liaison work with various geological and extraction firms employed by SILLENGER, it is also possible that Contractor’s work will be submitted to SILLENGER in written form.  Contractor acknowledges that if unaccepted portions of the work product contains any Confidential Information or SILLENGER Materials, then SILLENGER will retain sole and exclusive ownership of such property, and Contractor will either return the unaccepted work product to SILLENGER or provide SILLENGER with satisfactory evidence that the unaccepted work product has been destroyed.

3.2       Modification of Work Product.  If SILLENGER requires a change to the work product, for instance because it desires to modify the scope of Contractor’s mining or geological report or because it requires additional information, it will notify Contractor of the requested change and the due date as agreed to by the parties for resubmitting the revised work product.  SILLENGER may accept or reject all or part of the corrected work product at its sole discretion.  SILLENGER will have no obligation to return any accepted work product to Contractor.

4.       Ownership of Property.

4.1       Works Assigned to SILLENGER.  Contractor will promptly make full disclosure to SILLENGER, will provide and deliver to SILLENGER, will hold in trust for the sole right and benefit of SILLENGER, and will assign, and does hereby assign, to SILLENGER all Contractor’s right, title and interest in and to any and all inventions, original works of authorship, developments, designs, improvements, trade secrets and other work product related to any Statements of Work, including tangible embodiments thereof, which Contractor may solely or jointly conceive, develop, make or reduce to practice, at any time during the term of this Agreement, together with all patent, copyright, trademark and other rights, including tangible embodiments thereof, that Contractor has or may acquire in all countries arising in performance of any Statement of Work (collectively, the “Works”).

4.2     Intellectual Property Rights Registration. Although the nature of the services Contractor will be performing are not generally of the sort that product intellectual property rights, it is conceivable that the services rendered by Contractor will produce innovations within the field of mineral extraction, including processes, methods of extraction and terminology and brand names associated with these processes and methods, which could also include software designs or algorithms which improve the efficiency of mineral extraction.  Some of these processes or methods may be patentable or otherwise protectable.   Contractor agrees to assist SILLENGER in every lawful way to obtain, prepare and prosecute applications for letters patent, trademark, mask work and copyright registrations covering the Works assigned hereunder to SILLENGER, in order to perfect SILLENGER’s title to the Works, and to protect and enforce SILLENGER’s rights in the Works in the U.S. or foreign countries, including promptly executing additional separate assignment(s) for any of the Works, whenever requested by SILLENGER.  Such obligations will continue beyond the completion of the Statement of Work and beyond the termination of this Agreement, but SILLENGER will compensate Contractor at a reasonable rate for time actually spent by Contractor at SILLENGER’s request on such assistance after such termination.  If SILLENGER is unable for any reason to secure Contractor’s signature to apply for or to pursue any application for any U.S. or foreign letters patent, trademark, mask work or copyright registrations covering Work assigned to SILLENGER, then Contractor hereby irrevocably designates and appoints SILLENGER and its duly authorized officers and agents as Contractor’s agent and attorney-in-fact, to act for and in Contractor’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademark, copyright or mask work registrations with the same legal force and effect as if executed by Contractor.

4.3       Other Rights.  If Contractor has any rights to any Works that cannot be assigned to SILLENGER, Contractor unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against SILLENGER with respect to such rights, and agrees, at SILLENGER’s request and expense, to consent to and join in any action to enforce such rights.  If Contractor has any right to any Works that cannot be assigned to SILLENGER or waived by Contractor, Contractor unconditionally grants to SILLENGER during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights and tangible embodiments thereof.

4.4       Exceptions to Assignments.  Contractor understands that the provisions of this Agreement requiring assignment to SILLENGER do not apply to any invention as to which Contractor can prove the following:  (a) no equipment, supplies, facility or trade secret of SILLENGER was used in its development and (b) it does not relate to the Statement of Work or to SILLENGER’s actual or demonstrably anticipated research and development, and does not result from any work performed by Contractor for SILLENGER.  Contractor will advise SILLENGER promptly in writing of the existence and general nature of (but not any confidential subject matter of) any inventions that Contractor believes meet the criteria in this Section 4.4, and if so requested, the subject matter of the invention and all evidence necessary to substantiate such belief.

5.       Representations and Warranties.  Contractor hereby represents and warrants with respect to each Work and to the services Contractor provides hereunder that Contractor is a qualified, trained geologist, skilled in the type of services provided under this Agreement.  Any Works or other reports produced under this Agreement are prepared in a manner consistent with industry best practices throughout the field of mineral exploration.  SILLENGER relies on, and Contractor represents that SILLENGER can rely on Contractor’s expertise in the field of Geology generally and mineral exploration in particular.  It is the understanding of SILLENGER that Contractor will personally perform the services required under this Agreement.  However, If Contractor uses third parties to create any products or to perform any services related to the Work, then Contractor represents and warrants that Contractor has (I) obtained all of the necessary rights to the Work from all such third parties to the same extent as warranted above and (II) caused such third parties to enter into confidentiality agreements that contain the same language as contained in this Agreement with respect to protecting SILLENGER’s Confidential Information.

6.       Indemnification.  Contractor will indemnify and hold harmless SILLENGER, its parents, stockholders, officers, directors, employees, sub-licensees, customers and agents (collectively the “Indemnified Parties”) from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) that result from Contractor’s gross negligence or willful breach of any representation or warranty of Contractor (a “Claim”) set forth in Section 5 of this Agreement.  SILLENGER will indemnify and hold harmless Contractor from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) that result from Contractor’s performance of his duties under this Agreement, other than for Contractor’s gross negligence or willful breach of the terms of this Agreement.

7.       Termination.

7.1       Termination.  This Agreement may be terminated by SILLENGER with or without cause, effective upon delivery of written notice; provided that SILLENGER shall compensate Contractor the compensation Contractor would normally earn with SILLENGER for a sixty (60) day period.  Contractor may terminate this Agreement for any reason on seven (7) days’ written notice to SILLENGER or such longer period as may be specified in the attached exhibits.  In the event that Contractor gives notice of termination during the performance of the Statement of Work, the terms of the Agreement will govern completion, acceptance and payment by SILLENGER for any work product.

7.2       Return of Materials.  Following any notice of termination of this Agreement given pursuant to Section 7.1 or upon expiration of the term of this Agreement, Contractor will fully cooperate with SILLENGER in all matters relating to the winding up of Contractor’s pending work on behalf of SILLENGER and the orderly transfer of any work or documents to SILLENGER.   Contractor agrees that, at the time of terminating Contractor’s engagement with SILLENGER and at any other time SILLENGER requests, Contractor will deliver to SILLENGER any and all devices, materials, software, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, other documents or property, or reproductions of any aforementioned items (in whole or in part) belonging to SILLENGER, its successors, or assigns, or embodying SILLENGER’s Confidential Information or work product developed under this Agreement (collectively “SILLENGER Materials”).  Contractor may not retain any SILLENGER Materials without the written authorization of an authorized SILLENGER officer, which shall not be unreasonably withheld or delayed.  Contractor may retain copies of his work product for purposes of his own due diligence and to defend himself against any claims or lawsuits.

7.3       SILLENGER Materials. Contractor agrees it will not use SILLENGER Materials for any purpose other than in performance of the Statement of Work.  Upon termination, Contractor agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit C. Contractor will not, during or after Contractor’s engagement with SILLENGER, deliver or transfer to any person, or use, without written authorization by an authorized SILLENGER officer any SILLENGER Materials or other property owned by SILLENGER.

8.       Confidential Information.

8.1       SILLENGER Confidential Information. The term “Confidential Information” will be deemed to include all information obtained by Contractor from SILLENGER or disclosed to Contractor by SILLENGER, or which Contractor learned of or developed during the term of and in connection with Contractor’s engagement, which relates to SILLENGER’s past, present, and future research, product development or business activities or the results of such activities.  In particular, Confidential Information will be deemed to include any trade secret, idea, process, invention, improvement, know-how, information, characters, story lines, prices, technique, algorithm, computer program (source and object codes), database, design, drawing, formula or test data, relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to SILLENGER, its present or future products, sales, suppliers, clients, customers, employees, consultants, investors, licensees, licensors or business, whether in oral, written, graphic or electronic form, as well as any other information that SILLENGER labels or deems Confidential Information.  Confidential Information will not include information that Contractor can demonstrate by written record was previously known to Contractor or publicly disclosed without breach of an obligation of confidentiality, either prior or subsequent to Contractor’s receipt of such information.

           8.2       Promise Not to Disclose. Contractor agrees, at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use or disclose to any person, firm or corporation without written authorization of an authorized officer of SILLENGER, any Confidential Information, except such use and disclosure as is necessary in carrying out Contractor’s work for SILLENGER and authorized in writing by SILLENGER, which shall not be unreasonably withheld or delayed.  Contractor does not hereby receive any implied or granted rights or licenses to trademarks, inventions, copyrights or patents of SILLENGER or any third parties.  All Confidential Information (including all copies thereof) will at all times remain the property of SILLENGER and will be returned to SILLENGER after the Contractor’s need for it has expired, or upon request by SILLENGER.

8.3       Former and Current Client Information. Contractor agrees that Contractor will not, during Contractor’s engagement with SILLENGER, improperly use or disclose any proprietary information or trade secrets of third parties, such as Contractor’s other employers, clients or companies through which Contractor has access to such information, if any.  Contractor will not bring onto the premises of SILLENGER or use in the performance of the Statement of Work, any unpublished documents or any property belonging to third parties, such as Contractor’s former employers, clients or customers, if any, unless consented to in writing by such party and such consents are submitted to SILLENGER.

8.4       Third Party Information.  Contractor recognizes that SILLENGER may have received and in the future may receive from third parties their confidential or proprietary information subject to certain duties on SILLENGER’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Contractor agrees that Contractor owes SILLENGER and such third parties, during the term of Contractor’s engagement and thereafter, whatever duty exists between SILLENGER and such third parties to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out Contractor’s work for SILLENGER consistent with SILLENGER’s agreement with such third party) or to use it for the benefit of anyone other than for SILLENGER or such third party (consistent with SILLENGER’s agreement with such third party) without written authorization of an authorized officer of SILLENGER.

9.           Assignment.  The rights and obligations of Contractor may be assigned upon written notice to SILLENGER thereof, provided that, in SILLENGER’s sole discretion and judgment, such an assignee is acceptable to SILLENGER.  The rights and obligations of SILLENGER under this Agreement will inure to the benefit of and will be binding upon the successors and assignees of SILLENGER.

10.     Conflicting Work.  Contractor agrees that, during the term of this Agreement, Contractor will not engage in any other work, consulting, or other business activity that would create a conflict of interest with Contractor’s obligations to SILLENGER under this Agreement with SILLENGER.

11.     Independent Contractor Relationship. CONTRACTOR’s relationship with SILLENGER will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship.  Contractor is not the agent of SILLENGER and is not authorized to make any representation, contract, or commitment on behalf of SILLENGER.  If Contractor is an individual, then he or she will not be entitled to any of the benefits which SILLENGER may make available to its employees, including, but not limited to, group insurance, stock option plans, profit-sharing or retirement benefits.  If applicable, SILLENGER will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service, as required by law.  Because Contractor is an independent contractor, SILLENGER will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Contractor’s behalf.  Contractor will be solely responsible for, and agrees to accept exclusive liability for, complying with all applicable foreign, federal and state laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Contractor or its agents under this Agreement.  Contractor hereby agrees to indemnify and hold harmless the Indemnified Parties against any and all such taxes or contributions, including penalties and interest.  Notwithstanding the foregoing or anything contrary in this Agreement, Contractor shall have authority to enter into agreements or incur obligations of up to Five Thousand dollars per week on behalf of SILLENGER, provided that such obligations are necessary for the performance of Contractors duties under this Agreement and are properly documented.

12.     Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Nevada as applied to transactions taking place wholly within Nevada between Nevada residents.  In the event of a dispute, the parties agree to mediate in good faith before a neutral third party agreeable to both parties prior to instituting any legal action other than injunctive relief, such mediation to take place in the Clark County, Nevada.  Contractor hereby expressly consents to the exclusive personal and subject-matter jurisdiction of the state and federal courts located in the Clark County, Nevada, for any dispute arising from or related to this Agreement.

13.     Survival. Any respective obligations of Contractor or SILLENGER hereunder which by their nature would continue beyond the termination, cancellation or expiration of this Agreement will survive such termination, cancellation or expiration, including but not limited to the obligations set forth in the following provisions:  Section 4, Section 5, Section 6, Section 7, Section 8, Section 11, Section 12, Section 13, Section 14, Section 16 and Section 18.

14.     Entire Agreement; Amendment.  This Agreement together with any subsequent Statements of Work hereunder constitutes the entire agreement between the parties regarding the services rendered by Contractor to SILLENGER, and this Agreement supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions between SILLENGER and Contractor, whether oral or written.  This Agreement may be amended only by a writing executed by Contractor and an authorized officer of SILLENGER.  Contractor expressly acknowledges that Contractor has read the terms of this Agreement, has had the opportunity to discuss those terms with his or her own legal counsel, and understands that this is a legally binding contract.

15.     Notices.  Any notice, request, demand or other communication hereunder will be in writing and will be deemed to be duly given (a) upon actual receipt when personally delivered to an officer of SILLENGER or to Contractor, as the case may be, (b) three days after deposit in the U.S. Mail by certified or registered mail, return receipt requested with postage prepaid, or (c) upon actual receipt or two days after being sent by reputable international overnight courier, delivery fees prepaid; in each case addressed to the addresses set forth on the signature page of this Agreement or to such other address as either party may specify by notice to the other as provided in this section.

16.     Interpretation; Severability.  Section and other headings contained in this Agreement are for reference only and will not affect the meaning or interpretation of this Agreement.  If any provision of this Agreement is considered unclear or ambiguous, it will not be construed against the party that drafted the provision, but instead will be construed to effectuate the intent of both parties as expressed in this Agreement.  Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction invalidate or otherwise affect any provision of this Agreement, any provision so affected will be conformed automatically and to the extent possible to the law or determination in question and enforced insofar as possible consistent with the intent of the parties, and in all events the remaining provisions of this Agreement will continue in full force and effect.

17.     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original.

18.     Attorneys’ Fees. If an action is brought to interpret or enforce the terms of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party, in addition to all other remedies at law and equity, all costs and expenses incurred by the prevailing party with respect to such action, including but not limited to attorneys’ fees, costs and disbursements.

In Witness Whereof, the parties hereto have caused this Consulting Agreement to be duly executed as of the date next to their respective signatures.

SILLENGER Exploration Corp.

By: /s/ John Gillespie	Date: May 21, 2010
Name: John Gillespie
Title: President and Chief Executive Officer

Consultant

/s/ Allan P. Juhas	Date: May 21, 2010
Name: Allan P. Juhas
Title: Contractor

Address for Notices:

SILLENGER	CONTRACTOR

Sillenger Exploration Corp.	Allan P. Juhas
7839 17th Avenue	4221 South Yukon Way
Burnaby, British Columbia V3N 1M1	Lakewood, Colorado 80235
Phone: (310) 860-5686	USA
Attention: President & CEO	Telephone: 303-985-5722

Attachments:
Exhibit A—Statement of Work and Project Schedule
Exhibit B—Payment Schedule
Exhibit C—Contractor Termination Certification
Exhibit D—Form of Subsequent Statement of Work

EXHIBIT A

STATEMENT OF WORK AND PROJECT SCHEDULE

1.  Title of Project: Director of Exploration.

2.  Scope of Work:  For the purpose of this Statement of Work, “Project” means that during the course of the assignment, as Director of Exploration, Contractor will be responsible for creating and performing the following deliverables and services pursuant to the schedules and conditions herein described:

a.  Scheduling, agenda, research, protocols, procedures and facilitation for exploration, staffing, drilling, security, mining liaison work and other full-time geological activities.

b.  Develop interim detailed drilling plans and complete geological exploration plans based on the above.

c.  Coordination with trademark, patent counsel and corporate counsel regarding all elements of intellectual property protection strategy with respect to any innovations that come from the work.

d.  Supervision of all geological and exploration work across all of SILLENGER’s mineral properties.

e.  A complete geological and drilling strategy in terms of the development of SILLENGER controlled properties.

3.  Services to be Provided:  Contractor will be responsible for completing the Project and providing all services necessary to accomplish the above goals, including:

a.  Continue to support SILLENGER’s public relations, environmental compliance and partnership relationships.

b.  All fees and costs associated with any professional training or licensure requirements of Contractor in order to perform the work.

c.  Methodology for conducting appropriate geological work.  This includes:

i.  All geological survey work and other determinations completed to the standards of the profession;

ii. use best efforts to be in regular contact and as needed office visits with SILLENGER personnel to support exploration and joint-venture efforts.

iii.  any research assistance or meetings needed to be attended anywhere in the world required to carry out the goals of the project(s).

iv. any consultations with geological experts necessary to accomplish the project goals.

Project Dates: ________________________

Project start date:  _____________________

Project completion date:  ________________

Deliverables and Due Dates:  Services will begin on _________ and will be ongoing through ____________.

EXHIBIT B

COMPENSATION
AMOUNT AND PAYMENT SCHEDULE

Payment will be due by SILLENGER to Contractor in the amounts of $1000.00 USD per day for a minimum of $4000.00 USD per month of services rendered to SILLENGER for geological consulting services rendered during the term of this Agreement.  Consultant shall provide SILLENGER with a detailed bill each month.

SILLENGER shall advance Consultant funds to cover costs and expenses incurred in connection with the performance of his duties under this Agreement.  Expenses shall be paid at cost and Contractor shall provide SILLENGER with all documentation and receipts for expenses or costs as available.

Contractor shall also be entitled to a stock bonus to be agreed to by the parties and pursuant to a separate compensation agreement.

EXHIBIT C

CONTRACTOR TERMINATION CERTIFICATION

Any provision of this Agreement to the contrary notwithstanding, SILLENGER may terminate Contractor at any time or Contractor may quit at any time.  In the event of termination, any unearned cash or stock compensation will be forfeited by Contractor.  In the event of a termination where Contractor has been paid stock bonuses in advance under this Agreement or any other agreement, Contractor agrees to return the unearned shares immediately or compensate SILLENGER for the fair market value of the shares in cash as of the date of termination.

EXHIBIT D

FORM OF SUBSEQUENT STATEMENT OF WORK

1.  Title of Project: Geological Consulting services.

2.  Scope of Work:

3.  Services to be Provided:

Project Dates: ________________________

Project start date:  _____________________

Project completion date:  ________________